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An important message from Citi and Discover

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Dear Financial Aid Administrator,

Today, we are pleased to announce that Discover Financial Services (“Discover”) intends to leverage and build upon our 52 years of experience, proven market leadership, robust distribution, and private loan product expertise to continue serving schools, students and families nationwide.

Attached for your reference is a press release that was issued today, which announces that The Student Loan Corporation (“SLC”), a subsidiary of Citibank, N.A., and Discover have entered into a definitive agreement for Discover to acquire SLC, and thereby become the owner of its private student loan business.

There is nothing that you, your school or your students need to do.  Over the next several months, the companies will be working closely together to ensure that there is no disruption of funding or service to schools and students.

Once again, we appreciate the opportunity to continue to work with you and provide your students, and their families, with affordable access to private student loans.  I will be following up with you in the near term to answer any questions that you may have.  If you need to reach me directly in the meantime, please call me at [xxx-xxx-xxxx].

Sincerely,

[insert your name]